SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Act of 1934

April 27, 2012

(Date of Report)

PLANDAI BIOTECHNOLOGY, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-51206	20-1389815
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2226 Eastlake Avenue East #156, Seattle, WA 98102

(Address of principal executive offices)

Registrant's telephone number, including area code: (425)836-9035

___________________________

(Former name or former address, if changed since last report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]

Written communications pursuant to Rule 425 under the Securities Act

[   ]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[   ]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[   ]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

On April 27, 2012, Plandaí Biotechnology, Inc., through majority-owned subsidiaries of Dunn Roman Holdings, Inc., executed final loan documents on a 100 million Rand (approx. $13 million USD) financing with the Land and Agriculture Bank of South Africa in December, 2011.

The total loan is actually comprised of multiple agreements totaling, between Green Gold Biotechnologies (Pty) Ltd. and Breakwood Trading 22(Pty) Ltd., 100 million rand.  The loans all bear interest at the rate of prime plus 0.5% per annum and are fall due in seven years.  In addition, the loans have a 25-month “holiday” in which no payments or interest are due until 25 months after the first drawn down of funds. The loans are collateralized by the assets and operations, including the Senteeko lease, agriculture production and receivables, of Dunn Roman Holdings, which is the African operating arm of Plandaí.  In addition, Dunn Roman Holdings was required to grant a 15% profit share agreement to the Land Bank which extends through the duration of the loan agreements (7 years unless pre-paid).  The profit share agreement extends only to profits generated by Dunn Roman Holdings exclusive of operations of Plandaí and outside of South Africa.

By way of loan covenants, the borrowing entities are required to maintain a debt to equity ratio of 1.5:1, interest coverage ratio of 1.5:1, and security coverage ratio of 1:1.

The complete loan package is attached hereto as exhibits.

Exhibit Number	Description
10.1	Breakwood Trading 22 Term Loan Facility Agreement
10.2	Breakwood Trading 22 Revolving Loan Facility Agreement
10.3	Breakwood Trading 22 Profit Share Agreement
10.4	Breakwood Trading 22 Security Cession of All Amounts Owing
10.5	Breakwood Trading 22 Security Cessions of Insurances
10.6	Green Gold Biotechnologies Term Loan Facility Agreement
10.7	Green Gold Biotechnologies Revolving Loan Facility Agreement
10.8	Green Gold Biotechnologies Profit Share Agreement
10.9	Green Gold Biotechnologies Security Cession of All Amounts Owing
10.10	Green Gold Biotechnologies Security Cessions of Insurances
10.11	Dunn Roman Holdings – Africa (Proprietary) Limited Security Cession of Leases
10.12	Dunn Roman Holdings – Africa (Proprietary) Limited Security Cession of All Amounts Owing

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated  May 7, 2012

PLANDAI BIOTECHNOLOGY, INC. By: /s/ Roger Duffield Roger Duffield Chief Executive Officer